Exhibit 99.1

COMMERCIAL BARGE LINE COMPANY ANNOUNCES RESULTS

FOR QUARTER AND YEAR ENDED

DECEMBER 31, 2012

Highlights

•	Adjusted EBITDAR of $232.1 million for the year – a 33% increase over prior year

•	Operating income of $61.1 million for the year - an increase of $57.4 million compared to prior year

•	Cash generated from operating activities of $65.8 million during the quarter

•	Net Funded Debt to Adjusted EBITDAR ratio of 2.0 times at year-end

•	Strong liquidity with $176.6 million in available borrowing capacity as of December 31, 2012

•	Company announces offering of $650 million senior secured term loan. Proceeds to redeem ACL I Notes and Senior Notes of the Company and pay distribution to shareholders

February 25, 2013 - Commercial Barge Line Company (the “Company,”) today announced results for the quarter and year ended December 31, 2012. For the year, the Company reported total revenues of $811.6 million and Adjusted EBITDAR of $232.1 million. Compared to 2011 results, revenues declined $41.4 million, or 4.9%, while Adjusted EBITDAR improved by $57.8 million, or 33.2%. For the quarter, total revenues were $207.9 million compared to $244.5 million in 2011 and Adjusted EBITDAR was $62.8 million compared to $60.3 million in 2011.

Commenting on the results, Mark Knoy, President and Chief Executive Officer, stated, “We are quite pleased with the continued strong operating performance we experienced, despite the challenges we faced due to the drought-related operating conditions as well as its impact on the US grain harvest. While we experienced a decline in transportation segment revenue of over $26 million in the quarter compared to last year, driven by a 27% reduction in grain ton-mile volume, our EBITDAR margin was essentially flat with what we achieved in the prior year and our Adjusted EBITDAR, which adjusts for non-comparable items including our estimate of drought-impact, exceeded last year by $2.5 million, resulting in a 5.6 percentage point increase in our Adjusted EBITDAR margin. For the year, this trend was even more marked, with an improvement in Adjusted EBITDAR of $57.8 million on a transportation revenue base that was nearly $34 million lower, for an Adjusted EBITDAR margin improvement of over 8%. Our ability to continue to deliver improved operating performance and earnings is the direct result of our execution of the operating priorities that we have been driving for the past two years – maintaining a focused distribution footprint within our core operating network, reducing non-value miles, investing wisely to improve the reliability of our equipment and providing a safe environment for our teammates to deliver on our productivity initiatives.”

As previously announced, the Company entered into new contractual agreements with MEG Energy (US) Inc. and SeaRiver Maritime Inc. (a marine affiliate of Exxon Mobil Corporation) (“Exxon”) during the fourth quarter, further extending the Company’s scope within the fast growing petroleum distribution market. Mr. Knoy stated, “We have identified the petroleum market as a significant growth opportunity for the Company, and have aggressively pursued new opportunities in this space. We are excited about working with MEG Energy and Exxon on these new contracts. Bolstered by these new relationships and the anticipated additions of tank barges to our fleet during 2013, we will move more than 60 million barrels of crude oil, refined petroleum products, chemicals and other liquid products on an annualized basis, greatly increasing our market position in this fast-growing sector, and thereby strengthening our business mix and improving our quality of earnings. As we continue to expand in this space, we expect that our liquids business will contribute approximately 60% of our consolidated EBITDAR in the future.”

During the fourth quarter, the Company continued to experience adverse operating conditions associated with the severe drought which began during the late second quarter of 2012. Commenting on operating conditions during the quarter, Mr. Knoy stated, “Operating conditions on the inland waterways gradually improved as we moved through the fourth quarter. We saw some much needed precipitation through the Ohio River Valley and Lower Mississippi River area at key points during that time. These improved weather patterns resulted in river conditions in these regions that allowed us to begin operating at near-normal barge drafts and tow sizes as we entered 2013. Conditions on the Mississippi River between St. Louis and Cairo, Illinois continued to disrupt operations in that area as well as at our St. Louis coal transfer terminal; however, we have seen these conditions improve as well with some late-January precipitation and today, operating conditions are back to normal. As a result, we believe that we will no longer experience drought-related operating constraints by the end of the first quarter of 2013 and the negative financial impact of these challenges will then be behind us.”

Senior Secured Term Loan Offering Announced

The Company today announced that it has launched a financing whereby it intends to raise $650 million through a new senior secured term loan (the “Term Loan Financing”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co., UBS Investment Bank and Wells Fargo Securities as Joint Lead Arrangers and Joint-Bookrunners, together with PNC Capital Markets LLC, Royal Bank of Scotland and SunTrust Robinson Humphrey, Inc. as Co-Managers. The Company also announced that, concurrent with the Term Loan Financing, it expects to increase the overall commitment of its asset-based revolving line of credit from $475 million to $550 million (together with the Term Loan Financing, the “Financing”). The net proceeds from the Financing, if consummated, are expected to be used to discharge and then subsequently redeem the outstanding principal amount of: (i) ACL I Corporation’s 10.625%/11.375% Senior PIK Toggle Notes due 2016 at a redemption price of 105% of the principal amount and (ii) the Company’s 12 1/2% Senior Secured Notes due 2017 at a redemption price of 106.25% of the principal amount, in each case, plus accrued and unpaid interest to the date of redemption. The proceeds for the redemption will be deposited with the trustee of each series of notes upon the closing of the Financing, at which time the respective obligations under the related indentures will be discharged. It is expected that the redemption payments will be received by the holders of ACL I Corporation’s notes in mid-April and by the holders of the Company’s notes in mid-July. In addition, proceeds of the Financing will fund a $207 million dividend to the shareholders of the Company’s ultimate Parent, Finn Holding Corporation.

2013 Outlook

Commenting on the Company’s outlook, Mr. Knoy said, “We continue to see opportunities in the energy sector, as North American oil production continues to rise. Tank barge capacity in the industry continues to be in tight supply, so we are confident that we will be able to quickly realize the earnings benefit of the new tank barges that will be completed by Jeffboat during the first half of 2013. We estimate that the strength of this market segment coupled with our significant investment in equipment to serve it will provide the Company with approximately $20 million in improved annual EBITDAR performance when fully deployed. North American production of natural gas will continue to support a pricing environment that will support growing chemical production in the US, further increasing the demand for tank barge capacity. While low natural gas prices will pressure domestic coal volumes as domestic utilities increase their use of gas powered generation, we believe that our exposure to this is mitigated as our sole domestic coal contract is dependent upon Powder River Basin coal, which is the most cost competitive coal versus natural gas. We do, however, remain cautious on our opportunities in the export coal market in the near term due to negative volume pressure resulting from high coal inventories in Europe and continued downward pricing pressure on open barge capacity in the US. A significant majority of our dry bulk cargo business is contracted, and as such, will be relatively stable, subject to some nearby variation as the US economy continues to gain its footing.”

“Although river conditions are now back to pre-drought conditions, we will continue to suffer market related effects of the 2012 drought through the first half of 2013, as grain stockpiles available for export have fallen off significantly from historic levels. This reduction in available product has also driven domestic prices to levels that are not competitive in the international export markets, thereby putting further downward pressure on export volumes. We do expect that domestic plantings will again be at historically high levels in 2013, and that we may see improved dynamics in this sector when the first harvested acres reach market in the early third quarter.”

Mr. Knoy went on to say, “We entered 2013 positioned very well to respond to improved operating and market conditions as a result of the investments made in our fleet assets over the past 18 months. We have eliminated nearly 450 of our poorest performing barges from our fleet and have invested over $90 million in our fleet of tow boats, greatly improving their reliability, towing capacity and fuel efficiency. We countered the impact of these barge retirements through the addition of 95 new covered hopper barges during the year. In addition, we invested $69 million in new tank barges to take advantage of the strong market fundamentals in that sector and similarly expect to invest an additional $38 million in 2013 to support contracted business in this space. With these actions, we have improved the age of our covered hopper fleet to approximately 12 years and the age of our 30,000 barrel tank barge fleet will be approximately the same level as we complete our current construction program in 2013. Despite the magnitude of these investments, we entered 2013 with significant liquidity, with $177 million of total availability on our line of credit.” The Company estimates that capital spending for 2013 will be in the range of $40 million to $45 million, excluding the $38 million that will be spent to complete the new barge construction referred to above.

Adjusted EBITDAR

For the year ended December 31, 2012, Adjusted EBITDAR was $232.1 million, a 33.2% increase over $174.3 million for the prior year. The improvement in Adjusted EBITDAR over prior year was driven by a $26.4 million reduction in repairs and claims costs, $16.0 million in improved boat productivity resulting from fewer boats in service, $5.3 million in reduced compensation and selling, general and administrative expenses, $1.2 million improvement in fuel efficiency and price and $2.0 million higher manufacturing margin resulting from higher sales and improved efficiency. The year’s gains were partially offset by $5.5 million in pricing softness, where pricing strength in the Company’s liquids business was more than offset by weakness in the grain and export coal markets. Gains on the sale of excess assets contributed $17.3 million to the current year improvement.

Adjusted EBITDAR for the three months ended December 31, 2012 was $62.8 million compared to $60.3 million in the prior year quarter. The change in Adjusted EBITDAR included $9.6 million lower repairs and claims, $3.8 million in reduced compensation costs and selling, general and administrative expenses, $1.1 million improvement in boat productivity, $0.9 million improvement in fuel efficiency and price, and $1.2 million as the pricing of liquids and coal more than offset negative grain pricing during the quarter. These positive factors were partially offset by $5.6 million in margin impact of reduced volumes and lower gains on the sale of excess assets of $4.4 million.

Adjusted EBITDAR includes an add-back totaling $43.9 million for the year and $17.2 million for the fourth quarter related to the estimated impact of the adverse operating conditions experienced by the Company as a result of this year’s extraordinary drought. These adjustments were estimated by comparing the Company’s actual operating performance metrics to those that were achieved during the months leading up to the drought period. The impact related to the drought is attributable to the following factors:

•

Reduction in Tons per Load: Extremely low Mississippi River levels limited the amount of cargo that could be carried due to reduced drafts. This decline in tons transported resulted in a reduction in Adjusted EBITDAR of $10.1 million for the quarter and $20.9 million for the year.

•

Reduction in Barges per Tow: The number of barges per tow was reduced at various times during the drought to facilitate safe operations. As a result, the Company required more tow boats in service to deliver the equivalent number of barges based upon number of barges per tow. The cost of this excess towing capacity during the fourth quarter was $4.3 million and $10.3 million for the year.

•

Reduction in Asset Turns: River conditions led to more traffic disruptions on the Mississippi River south of St. Louis, resulting in a reduced turn of fleet assets. As a result, the Company was required to use more tow boat power to deliver booked freight during the quarter and the slower turn also impacted the number of revenue earning days on the barge fleet. The impact of these incremental costs and lost margin totaled $2.8 million during the quarter and $12.7 million year-to-date.

Revenues

Revenues for the year ended December 31, 2012 decreased 4.9% over prior year revenues to $811.6 million. Transportation segment revenues and ton-mile volumes were negatively impacted by the persistent, severe drought conditions experienced over the second half of the year, resulting in a decrease in revenues of 4.7% to $687.2 million and a decrease in ton-mile volumes of 8.6% to 31.8 billion ton-miles when compared to the prior year. We estimate the drought impact on load drafts, tow size, and equipment turns reduced our ton-mile volume by approximately 1.7 billion ton-miles and our revenues by $43.9 million. On a fuel-neutral basis, transportation revenues were down 6.5% for the year driven by the drought-related decline in ton-miles in the second half of the year.

Revenues for the quarter ended December 31, 2012 decreased 15.0% to $207.9 million. Drought-impacted transportation segment revenues decreased by 13.1% to $174.1 million while ton-mile volumes decreased by 20.0% to 7.4 billion. On a fuel-neutral basis, transportation revenues were down 14.0% for the quarter driven by the drought-related decline in ton-miles. Additionally, grain export shipments were significantly lower due to a smaller harvest and drought operating restrictions. Shipments of steel, salt and other bulk cargoes were also impacted by the drought operating conditions.

Manufacturing segment revenues decreased $7.5 million, or 5.7% for the year ended December 31, 2012 to $124.4 million, with 220 total barges produced for external customers in 2012 compared to 239 in the prior year. The manufacturing segment produced 80 total barges for the transportation segment, or 13 more barges in 2012 than in 2011. Current year internal production included 45 covered dry hopper barges, 21 liquid tank barges and 14 oversized tank barges. In the prior year only 2 oversized tank barges and 65 covered dry hopper barges were produced for the transportation segment. Manufacturing segment revenue decreased $10.5 million, or 23.7%, in the quarter, reflecting the delivery of 58 barges to third-parties compared to 77 in the prior year period. The manufacturing segment’s external revenue backlog at the end of 2012 was $52.4 million, representing 2013 production backlog compared to a backlog of $101.2 million as of December 31, 2011. More recently, the external revenue backlog has increased to approximately $140 million as the remainder of 2013 production capacity, beyond the completion of the oversize tank barges currently in production for the transportation segment, has been committed for sale to third parties. The manufacturing segment’s backlog fluctuates based on the Company’s decisions regarding the balance of internal and external production slots.

Operating Results

As a result of the magnitude of non-comparable items, operating results of the Company are discussed herein based on Adjusted EBITDAR, which is a non-GAAP financial measure that the Company believes provides investors with a useful tool for analyzing its operating results as it eliminates the impact of certain non-comparable items. The Company has included a reconciliation of its financial results to Adjusted EBITDAR elsewhere in this release.

For the year ended December 31, 2012, the Company generated operating income of $61.1 million compared to operating income of $3.7 million for the same period in the prior year. This increase in operating income of $57.4 million between periods was driven primarily by lower repairs and claims; lower consulting, restructuring and acquisition expenses; an insurance gain related to the 2011 flooding; lower depreciation and amortization and higher gains on asset disposals. These positive items more than offset the negative margin impact of drought related operating conditions and lower volumes.

For the quarter ended December 31, 2012, operating income was $20.7 million as compared to $22.9 million for the same period of the prior year.

Liquidity and Debt Position

As of December 31, 2012, our outstanding debt totaled $435.7 million, including the unamortized purchase accounting debt premium of $23.6 million. The Company was in compliance with all debt covenants on December 31, 2012 and had $176.6 million in remaining total availability under its credit facility. The credit facility has no maintenance financial covenants unless borrowing availability is generally less than $48.8 million. As of December 31, 2012, the present value of lease payments associated with revenue generating equipment was $42.8 million. Including the present value of these lease payments and excluding the unamortized premium on the 2017 Notes, the Company’s total funded net debt was $454.9 million, or 2.0 times Adjusted EBITDAR as of December 31, 2012 compared to 2.3 times as of December 31, 2011.

Updated Fleet Appraisal

The Company received an updated appraisal of its fleet in February of 2013 stating that fair market value of its towboats is $447.6 million and of barges is $852.4 million for a total fleet value of over $1.3 billion.

About the Company

Commercial Barge Line Company, headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades. For more information about the Company, visit the Company’s website at www.aclines.com.

Forward-Looking Statements

This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of Commercial Barge Line Company. Risks and uncertainties are detailed from time to time in Commercial Barge Line Company’s filings with the SEC, including our report on Form 10-K for the year ended December 31, 2011 and our most recent Form 10-Q. Commercial Barge Line Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

COMMERCIAL BARGE LINE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Quarter Ended December 31,
	2012	2011
Revenues
Transportation and Services	$174,121	$200,302
Manufacturing	33,743	44,202

Revenues	207,864	244,504

Cost of Sales
Transportation and Services	148,022	166,964
Manufacturing	30,096	41,494

Cost of Sales	178,118	208,458

Gross Profit	29,746	36,046

Selling, General and Administrative Expenses	9,040	13,129

Operating Income	20,706	22,917

Other Expense (Income)
Interest Expense	8,093	7,318
Debt Retirement Expenses	—	—
Other, Net	(380)	(436)

Other Expenses	7,713	6,882

Income from Continuing Operations before Income Taxes	12,993	16,035

Income Taxes	3,327	6,174

Income from Continuing Operations	9,666	9,861

Discontinued Operations, Net of Tax	—	367

Net Income	$9,666	$10,228

COMMERCIAL BARGE LINE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2012	2011
	(Unaudited)
Revenues
Transportation and Services	$687,178	$721,095
Manufacturing	124,379	131,842

Revenues	811,557	852,937

Cost of Sales
Transportation and Services	595,411	665,266
Manufacturing	111,343	127,871

Cost of Sales	706,754	793,137

Gross Profit	104,803	59,800

Selling, General and Administrative Expenses	43,663	56,095

Operating Income	61,140	3,705

Other Expense (Income)
Interest Expense	31,278	29,963
Debt Retirement Expenses	—	—
Other, Net	(864)	(968)

Other Expenses	30,414	28,995

Income (Loss) from Continuing Operations before Income Taxes	30,726	(25,290)

Income Tax (Benefit) Expense	9,986	(10,610)

Income (Loss) from Continuing Operations	20,740	(14,680)

Discontinued Operations, Net of Tax	26	489

Net Income (Loss)	$20,766	$(14,191)

COMMERCIAL BARGE LINE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$2,956	$938
Accounts Receivable, Net	76,859	87,368
Inventory	50,930	62,483
Deferred Tax Asset	4,407	6,390
Assets Held for Sale	1,311	1,612
Prepaid and Other Current Assets	18,180	19,308

Total Current Assets	154,643	178,099
Properties, Net	1,035,367	935,576
Investment in Equity Investees	4,340	6,470
Accounts Receivable, Related Party, Net	12,140	12,021
Goodwill	17,692	17,692
Other Assets	38,384	45,521

Total Assets	$1,262,566	$1,195,379

LIABILITIES
Current Liabilities
Accounts Payable	$39,427	$48,653
Accrued Payroll and Fringe Benefits	16,457	20,035
Deferred Revenue	11,906	15,251
Accrued Claims and Insurance Premiums	12,396	13,823
Accrued Interest	13,540	11,708
Customer Deposits	—	1,165
Other Liabilities	50,748	29,104

Total Current Liabilities	144,474	139,739
Long Term Debt	435,718	384,225
Pension and Post Retirement Liabilities	77,761	67,531
Deferred Tax Liability	182,014	178,602
Other Long Term Liabilities	32,216	46,335

Total Liabilities	872,183	816,432

SHAREHOLDER’S EQUITY
Other Capital	423,977	424,932
Retained Deficit	(60)	(20,826)
Accumulated Other Comprehensive Loss	(33,534)	(25,159)

Total Stockholder’s Equity	390,383	378,947

Total Liabilities and Stockholder’s Equity	$1,262,566	$1,195,379

COMMERCIAL BARGE LINE COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	CBL Successor			CBL Predecessor
	Year Ended	Year Ended	December 22 to	January 1 to
	December 31,	December 31,	December 31,	December 21,
	2012	2011	2010	2010
	(Unaudited)
OPERATING ACTIVITIES
Net Income (Loss)	$20,766	$(14,191)	$(6,635)	$3,750
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	101,351	109,018	2,860	45,253
Debt Retirement Costs	—	—	—	8,701
Debt Issuance Cost Amortization	(2,365)	(2,624)	(76)	5,162
Deferred Taxes	(51)	(14,408)	(1,600)	27,644
Gain on Property Dispositions	(9,040)	(2,048)	—	(9,019)
Contribution to Pension Plan	(7,330)	(8,831)	—	—
Share-Based Compensation	131	2,319	41	7,423
Gain on Insurance Claim	(11,442)	—	—	—
Other Operating Activities	(9,196)	(4,973)	59	(585)
Changes in Operating Assets and Liabilities	39,785	(1,045)	13,383	(32,957)

Net Cash Provided by Operating Activities	122,609	63,217	8,032	55,372

INVESTING ACTIVITIES
Property Additions	(242,968)	(70,414)	—	(57,798)
Impact of Barge Scrapping Operations	34,565	6,556	—	7,753
Proceeds from Property Dispositions	18,734	3,860	—	7,337
Proceeds from Settlement Insurance Claim	14,450	—	—	—
Proceeds from Sale of Elliott Bay	—	1,629	—	—
Other Investing Activities	(836)	(7,397)	(1,735)	3,513

Net Cash Used in Investing Activities	(176,055)	(65,766)	(1,735)	(39,195)

FINANCING ACTIVITIES
Revolving Credit Facility Borrowings	256,551	245,649	500	169,204
Revolving Credit Facility Repayments	(199,501)	(240,880)	(19,394)	(154,518)
Bank Overdrafts on Operating Accounts	2,022	2,963	(9,090)	6,356
Debt Issuance/Refinancing Costs	(360)	(323)	—	(15,402)
Short Term Debt Repayments	(2,293)	—	—	—
Dividends Paid	(978)	(7,842)	—	—
Excess Tax Benefit of Share-based Compensation	23	213	2,926	(15)
Other Financing Activities	—	—	—	(532)

Net Cash Provided by (Used in) Financing Activities	55,464	(220)	(25,058)	5,093

Net Increase (Decrease) in Cash and Cash Equivalents	2,018	(2,769)	(18,761)	21,270
Cash and Cash Equivalents at Beginning of Period	938	3,707	22,468	1,198

Cash and Cash Equivalents at End of Period	$2,956	$938	$3,707	$22,468

COMMERCIAL BARGE LINE COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS SUPPLEMENTAL INFORMATION

(In thousands)

	CBL Successor			CBL Predecessor
	Year Ended	Year Ended	December 22 to	January 1 to
	December 31,	December 31,	December 31,	December 21,
	2012	2011	2010	2010
	(Unaudited)
Changes in Operating Assets and Liabilities:
Accounts Receivable	10,509	(4,715)	1,661	(8,896)
Inventory	11,553	(11,649)	1,802	(9,850)
Other Current Assets	16,225	16,757	5,070	(20,267)
Accounts Payable	(11,248)	1,035	2,593	10,759
Accrued Interest	1,832	41	881	(2,246)
Other Current Liabilities	10,914	(2,514)	1,376	(2,457)

Total Changes in Operating Assets and Liabilities	39,785	(1,045)	13,383	(32,957)

Cash Paid for:
Interest Paid	$30,253	$31,149	$—	$32,852
Tax Refunds Received - Net	(6)	(11,111)	—	(4,859)

COMMERCIAL BARGE LINE COMPANY

INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDAR FROM CONTINUING OPERATIONS RECONCILIATION

(In thousands)

(Unaudited)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011
Net Income (Loss) from Continuing Operations	$9,666	$9,861	$20,740	$(14,680)
Adjustments from Continuing Operations:
Interest Income	(14)	(1)	(19)	(163)
Interest Expense	8,093	7,318	31,278	29,963
Depreciation and Amortization	20,998	26,924	101,351	108,944
Long-term Boat and Barge Rents	3,791	3,892	15,383	15,442
Taxes	3,327	6,174	9,986	(10,610)

EBITDAR from Continuing Operations	45,861	54,168	178,719	128,896

Other Non-cash or Non-comparable Charges Included in Net Income:
Share Based Compensation	$26	$444	$260	$5,030
Other restructuring/acquisition-related costs and consulting	(272)	3,120	3,315	16,162
Purchase accounting impact on boat/barge gains	1,252	2,127	29,563	5,815
Gain on excess boat sales	(2,297)	—	(13,240)	—
Insurance gain on 2011 flood claims	—	—	(11,442)	—
Drought, flood and other costs	18,193	408	44,907	18,351

Total non-comparable/non-cash charges	$16,902	$6,099	$53,363	$45,358

Adjusted EBITDAR from Continuing Operations	$62,763	$60,267	$232,082	$174,254

Management considers EBITDAR to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDAR provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDAR should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDAR excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDAR is not a term defined by GAAP and as a result our measure of EBITDAR might not be comparable to similarly titled measures used by other companies.

However, the Company believes that EBITDAR is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

COMMERCIAL BARGE LINE COMPANY

TRANSPORTATION SEGMENT

INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDAR FROM CONTINUING OPERATIONS RECONCILIATION

(In thousands)

(Unaudited)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011
Income (Loss) from Continuing Operations	$6,620	$7,547	$11,415	$(16,862)
Adjustments from Continuing Operations:
Interest Income	(14)	(1)	(19)	(163)
Interest Expense	8,093	7,318	31,278	29,963
Depreciation and Amortization	20,328	24,944	96,347	101,016
Long-term Boat and Barge Rents	3,791	3,892	15,383	15,442
Taxes	3,327	6,174	9,986	(10,610)

EBITDAR from Continuing Operations	42,145	49,874	164,390	118,786

Other Non-cash or Non-comparable Charges Included in Net Income:
Share Based Compensation	$26	$444	$260	$5,030
Other restructuring/acquisition-related costs and consulting	(272)	3,120	3,315	15,345
Purchase accounting impact on boat/barge gains	1,251	2,127	29,562	5,815
Gain on excess boat sales	(2,297)	—	(13,240)	—
Insurance gain on 2011 flood claims	—	—	(11,442)	—
Drought, flood and other costs	17,227	—	43,941	15,994

Total non-comparable/non-cash charges	$15,935	$5,691	$52,396	$42,184

Adjusted EBITDAR from Continuing Operations	$58,080	$55,565	$216,786	$160,970

Management considers EBITDAR to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDAR provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDAR should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDAR excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDAR is not a term defined by GAAP and as a result our measure of EBITDAR might not be comparable to similarly titled measures used by other companies.

However, the Company believes that EBITDAR is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

COMMERCIAL BARGE LINE COMPANY

MANUFACTURING SEGMENT

INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDAR FROM CONTINUING OPERATIONS RECONCILIATION

(In thousands)

(Unaudited)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011
Income (Loss) from Continuing Operations	$3,046	$2,317	$9,325	$2,187
Adjustments from Continuing Operations:
Depreciation and Amortization	670	1,980	5,004	7,928

EBITDAR from Continuing Operations	3,716	4,297	14,329	10,115

Other restructuring/acquisition-related costs and consulting	$—	$—	$—	$817
Purchase accounting impact on boat/barge gains	1	—	1	—
Drought, flood and other costs	966	408	966	2,357

Total non-comparable/non-cash charges	$967	$408	$967	$3,174

Adjusted EBITDAR from Continuing Operations	$4,683	$4,705	$15,296	$13,289

Management considers EBITDAR to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDAR provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDAR should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDAR excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDAR is not a term defined by GAAP and as a result our measure of EBITDAR might not be comparable to similarly titled measures used by other companies.

However, the Company believes that EBITDAR is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

COMMERCIAL BARGE LINE COMPANY

Statement of Operating Income by Reportable Segment

(In thousands)

(Unaudited)

	Reportable Segments		Intersegment
	Transportation	Manufacturing	Elimination	Total
Successor Company
Three Months ended December 31, 2012
Total revenue	$174,193	$56,226	$(22,555)	$207,864
Intersegment revenues	72	22,483	(22,555)	—

Revenue from external customers	174,121	33,743	—	207,864
Operating expense
Materials, supplies and other	46,764	—	—	46,764
Rent	6,585	—	—	6,585
Labor and fringe benefits	28,348	—	—	28,348
Fuel	42,738	—	—	42,738
Depreciation and amortization	20,328	—	—	20,328
Taxes, other than income taxes	2,771	—	—	2,771
Gain on disposition of equipment	488	—	—	488
Cost of goods sold	—	30,096	—	30,096

Total cost of sales	148,022	30,096	—	178,118
Selling, general & administrative	8,290	750	—	9,040

Total operating expenses	156,312	30,846	—	187,158

Operating Income	$17,809	$2,897	$—	$20,706

Three Months ended December 31, 2011
Total revenue	$200,570	$49,989	$(6,055)	$244,504
Intersegment revenues	268	5,787	(6,055)	—

Revenue from external customers	200,302	44,202	—	244,504
Operating expense
Materials, supplies and other	58,006	—	—	58,006
Rent	6,932	—	—	6,932
Labor and fringe benefits	30,011	—	—	30,011
Fuel	44,688	—	—	44,688
Depreciation and amortization	24,944	—	—	24,944
Taxes, other than income taxes	3,137	—	—	3,137
Gain on disposition of equipment	(754)	—	—	(754)
Cost of goods sold	—	41,494	—	41,494

Total cost of sales	166,964	41,494	—	208,458
Selling, general & administrative	12,650	479	—	13,129

Total operating expenses	179,614	41,973	—	221,587

Operating Income	$20,688	$2,229	$—	$22,917

COMMERCIAL BARGE LINE COMPANY

Statement of Operating Income by Reportable Segment

(In thousands)

(Unaudited)

	Reportable Segments		Intersegment
	Transportation	Manufacturing	Elimination	Total
Successor Company
Year ended December 31, 2012
Total revenue	$687,682	$209,459	$(85,584)	$811,557
Intersegment revenues	504	85,080	(85,584)	—

Revenue from external customers	687,178	124,379	—	811,557
Operating expense
Materials, supplies and other	192,973	—	—	192,973
Rent	26,658	—	—	26,658
Labor and fringe benefits	113,432	—	—	113,432
Fuel	163,698	—	—	163,698
Depreciation and amortization	96,347	—	—	96,347
Taxes, other than income taxes	11,316	—	—	11,316
Gain on disposition of equipment	(9,013)	—	—	(9,013)
Cost of goods sold	—	111,343	—	111,343

Total cost of sales	595,411	111,343	—	706,754
Selling, general & administrative	39,881	3,782	—	43,663

Total operating expenses	635,292	115,125	—	750,417

Operating Income	$51,886	$9,254	$—	$61,140

Year ended December 31, 2011
Total revenue	$722,244	$171,477	$(40,784)	$852,937
Intersegment revenues	1,149	39,635	(40,784)	—

Revenue from external customers	721,095	131,842	—	852,937
Operating expense
Materials, supplies and other	239,653	—	—	239,653
Rent	27,856	—	—	27,856
Labor and fringe benefits	114,812	—	—	114,812
Fuel	171,607	—	—	171,607
Depreciation and amortization	101,016	—	—	101,016
Taxes, other than income taxes	12,344	—	—	12,344
Gain on disposition of equipment	(2,022)	—	—	(2,022)
Cost of goods sold	—	127,871	—	127,871

Total cost of sales	665,266	127,871	—	793,137
Selling, general & administrative	54,155	1,940	—	56,095

Total operating expenses	719,421	129,811	—	849,232

Operating Income	$1,674	$2,031	$—	$3,705